FOR IMMEDIATE RELEASE


Contact:    Steven F. Groth, Chief Financial Officer
            (212) 599-8000


                FINANCIAL FEDERAL CORPORATION ANNOUNCES
          $200 MILLION INSTITUTIONAL UNSECURED TERM FINANCING
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NEW  YORK, NY:  July 2, 2002 - Financial Federal Corporation ("FIF"  -
NYSE) announced today that its major operating subsidiary, Financial Federal Credit Inc., closed a $200 million private placement with ten
institutional  investors.   The  Company  received  proceeds  of  $100
million today and chose to delay funding on the remaining $100 million until August 30, 2002. The proceeds have been and will be used to repay existing debt and for general corporate purposes.

The placement includes fixed rate and floating rate unsecured senior notes with maturities of three, four and five years. The principal amounts of the notes are due at maturity. The fixed rate notes total $112.5 million with a weighted average interest rate of 6.0% and the floating rate notes total $87.5 million with a weighted average interest rate currently at 3.2%.

Steven F. Groth, Chief Financial Officer, commented: "This is the largest debt placement in the Company's history. We are very pleased with the favorable pricing, strong demand and flexible structure of the transaction. Pricing averaged 1.83% over comparable Treasury notes, demonstrating the credit markets' confidence in the Company. The Company received bids well in excess of the initial offering size. In addition, four new investors joined our credit group. We believe the market has rewarded us for our simple business model and our consistent, strong operating results. This transaction adds flexibility to our capital structure and provides the Company with additional liquidity."


Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide. For additional information, please visit the Company's website at www.financialfederal.com.


This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially. Readers are referred to the most recent reports on Forms 10-K and 10-Q filed by the Company with the Securities and Exchange Commission that identify such risks and uncertainties.


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